Exhibit 99.1

Radian Appoints Fawad Ahmad to Board of Directors

WAYNE, Pa.--(BUSINESS WIRE)--February 13, 2023--Radian Group Inc. (NYSE: RDN) today announced that Fawad Ahmad has been appointed to serve on its Board of Directors. Ahmad is a highly respected technology leader and insurance executive who has led transformational digital initiatives at several industry-leading companies delivering digital, data and analytics innovation across the high-tech, e-commerce, retail, and insurance industries.

“It is our pleasure to welcome Fawad to the Radian Board of Directors,” said Radian Board Chairman Howard B. Culang. “Our Board is committed to regularly assessing and refreshing the skills and experience necessary to oversee the development and execution of our strategic plan. Fawad brings exceptional experience leading innovative digital, data and analytics organizations that will benefit our mortgage and homegenius business teams as they continue to transform the future of mortgage and real estate.”

“Fawad’s appointment will bring an important perspective of the digital transformation occurring across the financial and more broadly the consumer markets to Radian’s experienced and talented Board,” said Radian Chief Executive Officer Rick Thornberry. “We welcome the deep digital, customer-focused technology, business experience and important insights that Fawad will bring as we work to create stockholder value while delivering on our mission of affordable, sustainable and equitable homeownership.”

About Fawad Ahmad

Fawad Ahmad, 46, is Senior Vice President and Chief Digital Officer at State Farm Mutual Automobile Insurance Company, an $80 billion property and casualty insurance provider that, with its affiliates, is the largest provider of auto and home insurance in the United States. In this role, he leads the company’s Enterprise Technology function, which enables the company’s digital and customer experience capabilities, supports customer and employee applications, and improves business processes.

Prior to joining State Farm in 2016, Ahmad served as Senior Director and General Manager of Global Omnichannel Product and Strategy at Staples. Before that, he held the role of General Manager of the North America Core Shipping Platform at eBay, leading the function’s strategy, operations, and strategic partnerships. Ahmad previously provided legal, compliance and corporate oversight work for financial services organizations.

Ahmad earned a bachelor’s degree in Marketing from Southeastern University and a J.D. from Thomas Jefferson School of Law.

About Radian
Radian Group Inc. (NYSE: RDN) is ensuring the American dream of homeownership responsibly and sustainably through products and services that include industry-leading mortgage insurance and a comprehensive suite of mortgage, risk, title, valuation, asset management and other real estate services. We are powered by technology, informed by data and driven to deliver new and better ways to transact and manage risk. Visit radian.comand homegenius.com to learn more about how Radian and its pioneering homegenius platform are building a smarter future for mortgage and real estate services.

Contacts

For Investors
John Damian – Phone: 215.231.1383
Email: john.damian@radian.com
For the Media
Rashi Iyer – Phone: 215.231.1167
Email: rashi.iyer@radian.com